UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2017

PLx Pharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36351	46-4995704

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8285 El Rio Street, Ste. 130 Houston, Texas 77054 (Address of principal executive offices)	77054 (zip code)

Registrant’s telephone number, including area code: (713) 842-1249

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2017, PLx Pharma Inc.(“PLx”) announced the appointment of Rita M. O’Connor as its new Chief Financial Officer, effective as of July 1, 2017.

Ms. O’Connor, 48, joins PLx from the Kent Place School, an all-girls college preparatory school, where she has served as CFO since 2013. Ms. O’Connor served as CFO and Chief Information Officer at Xanodyne Pharmaceuticals from 2009 to 2012, and as Chief Financial Officer and Treasurer, from 2007 to 2008, of Adams Respiratory Therapeutics, where she previously served as Senior Vice President and Corporate Controller (2006–2007), Vice President and Controller (2005–2006), and Executive Director, Controller (2004–2005). Earlier in her career she held positions of increasing responsibility during an eight-year tenure at Schering-Plough Corporation, and began her career at Deloitte and Touche. Ms. O'Connor is a licensed certified public accountant and earned her Bachelor of Science in Accounting from Rutgers University. The PLx Board of Directors believes that Ms. O’Connor’s industry experience will enhance PLx’s commercial operations as well as its finance and accounting functions.

In connection with her appointment, Ms. O’Connor and PLx entered into an Employment Agreement, dated as of May 1, 2017 (the “Employment Agreement”), which (i) will be effective as of July 1, 2017, (ii) provides for a minimum base salary subject to annual review as well as a discretionary annual bonus, (iii) allows for the grant of equity awards pursuant to PLx’s 2015 Omnibus Incentive Plan, and (iv) provides for customary severance payments in the case of a termination without cause or termination by Ms. O’Connor for good reason. This description of the Employment Agreement is qualified in its entirety by the text of the Employment Agreement filed herewith.

Ms. O’Connor succeeds David E. Jorden, who will step down from his position as PLx’s Acting Chief Financial Officer, his full transition to be effective as of August 1, 2017. Mr. Jorden served as a director of PLx from 2005 to 2016, and began serving as PLx’s Acting Chief Financial Officer in 2015.

In connection with his resignation, Mr. Jorden and PLx entered into a Separation and Settlement Agreement and Release of All Claims, dated as of May 1, 2017 (the “Separation Agreement”) pursuant to which (i) Mr. Jorden agreed to continue providing services to the Company through July 31, 2017 (the “Separation Date”), (ii) PLx agreed to pay Mr. Jorden a monthly salary of $12,500 through the Separation Date and monthly severance payments of $12,500 in each of the twelve months following the Separation Date, as well as an additional lump sum payment of $125,000 (subject to PLx’s ability to complete a “Qualified Financing” (as defined in the Separation Agreement) prior to the Separation Date), and (iii) Mr. Jorden agreed to a general release of all claims against PLx. This description of the Separation Agreement is qualified in its entirety by the text of the Separation Agreement filed herewith.

A copy of the press release announcing Ms. O’Connor’s appointment and Mr. Jorden’s departure is attached to this report as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit. No.	Description

10.1	Executive Employment Agreement of Rita M. O’Connor, dated May 1, 2017

10.2	Separation and Settlement Agreement and Release of All Claims between PLx Pharma Inc. and David E. Jorden, dated May 1, 2017.

99.1	Press Release dated May 2, 2017, announcing the appointment of Rita M. O’Connor as Chief Financial Officer and the departure of David E. Jorden.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLx PHARMA INC.

Date: May 2, 2017

	/s/	Natasha Giordano
	By:	Natasha Giordano
	Title:	President and Chief Executive Officer